EXHIBIT D


                         OPINION AND CONSENT OF COUNSEL

Gentlemen:

         I have made such examination of the law and have examined such Company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion:

         1. AIG Life Insurance Company is a valid and existing stock life insurance company of the State of Delaware.

         2. Variable Account II is a separate investment account of AIG Life insurance Company created and validly existing pursuant to the Delaware Insurance Laws and the Regulations thereunder.

         3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and, when such Policies are issued in accordance with the Prospectus contained in the Registration Statement, all state requirements relating to such Policies will have been complied with.

         4. Upon the acceptance of Premiums made by Owners pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with the applicable law, such Owner will have a legally issued, fully paid, non-assessable contractual interest in such Policy.

         This opinion, or a copy hereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-6 for the Policies to be issued by AIG Life Insurance Company and its separate account, Variable Account II.



                                 /s/ Kenneth D. Walma
                                 Kenneth D. Walma
                                 Assistant Secretary and Associate Counsel

Dated:  March 13, 1998


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